Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$1,500,000,000.00	$160,500.00

PROSPECTUS	Pricing Supplement Number: 4534
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated February 12, 2007 (Originally dated February 6, 2007)
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 6, 2007
Settlement Date (Original Issue Date):	February 13, 2007
Maturity Date:	February 15, 2017
Principal Amount:	US $1,500,000,000
Price to Public (Issue Price):	99.618%
Agents Commission:	0.300%
All-in Price:	99.318%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $1,489,770,000
Treasury Benchmark:	4.625% due November 15, 2016
Treasury Yield:	4.790%
Spread to Treasury Benchmark:	Plus 66 basis points
Re-Offer Yield:	5.450
Interest Rate Per Annum:	5.400%
Interest Payment Dates:	Semi-annually on each February 15 and August 15 of each year, commencing on August 15, 2007 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated February 6, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
CUSIP:	36962G2G8
ISIN:	TBD
Common Code:	TBD

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.618% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Goldman, Sachs & Co.	$475,000,000
J.P. Morgan Securities Inc.	$475,000,000
Lehman Brothers Inc.	$475,000,000
Co-Managers:
Blaylock & Company, Inc.	$22,500,000
The Williams Capital Group, L.P.	$22,500,000
Samuel A. Ramirez & Co., Inc.	$15,000,000
Utendahl Capital Partners, L.P	$15,000,000

Total	$1,500,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated February 6, 2007
Registration Statement: No. 333-132807

Additional Information:

At September 30, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.51	1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.